Current Offerings

Jean-Michel Basquiat (b. 1960–1988)

Untitled (Bracco di Ferro) (1983)



Basquiat defined his generation of artists through his treatment of complex social issues using the vocabulary of graffiti.

INVESTMENT THESIS

Price Appreciation of Similar Works
19.1%

Appraised Value
N/A

Initial Offering
$9,990,000

Similar Sales



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Investment Overview

Offering Circular	sec.gov/edgar
Auction History	significant 37 years
2019 Auction Sales	significant $128,795,746
Repeat Sales	view

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DEAL SHEET

WHY WE LIKE THIS PAINTING

- Jean-Michel Basquiat is one of the most influential artists of the 20th century and holds the record for most expensive work ever sold by an American artist.
- We believe this is a superb example of Basquiat’s work based on the subject matter, year, scale, and contrasting color composition.
- Works featuring anatomical drawings are particularly desirable, as one of Basquiat’s major influences was the text Grey’s Anatomy.
- This work also features the artist’s signature exposed stretcher bars, most notable in his earlier works which tend to outperform later works. It also features the iconic crown motif.
- Although there are no guarantees, similar works have appreciated by 19.1% per year historically.
- As a “blue-chip” artist, Basquiat has one of the most attractive risk-adjusted return profiles of all the artist’s we track.

Past performance is no guarantee of future results. An investor must read the Offering Circular before making an investment decision.


(BRACCO DI FERRO · INC©)
LEFT ARM
59¢
(BONELESS)©
PER LB

2019 Auction Sales	2019 Number of Lots Sold
$128,795,746	66

Jean-Michel Basquiat

b. 1960–d. 1988

The Painting

Untitled (Bracco di Ferro) (1983)
acrylic and oilstick on canvas
72 × 72 in. (182.9 × 182.9 cm.)

Appraised Value

N/A

Price Appreciation of Similar Works[1]

19.1%

Initial Offering

$9,990,000



BONELESS

THE PAINTING IS A STRIKING BLACK AND YELLOW EXAMPLE OF JEAN-MICHEL BASQUIAT'S BODILY SUBJECT MATTER, IN THE ARTIST'S SIGNATURE GRAFFITI-INSPIRED AESTHETIC.

Masterworks has agreed to acquire *Untitled (Bracco di Ferro)* (1983), which measures 72 inches by 72 inches in a privately negotiated transaction from a private collector on on January 15, 2021.

Painted at a height in the artist's career in 1983, the Painting is an impressive scale of six feet tall by six feet wide. The larger than life-size torso is set on the artist's iconic exposed wooden cross bars, secured at the corners by nails, which were usually crafted from debris found near the artist's New York studio. Anatomical diagrams and depictions appear as a theme throughout the artist's work and was perhaps influenced by a childhood accident, in which Jean-Michel broke his arm and required a splenectomy. The Painting also bears the artist's signature crown motif, located right of center, which evolved out of Basquiat's graffiti tag and has become the most recognizable symbol of the artist.

As of January 21, 2021, the artist's top auction records for works with exposed stretcher bars are led by *Multiflavors* (1982), which sold for £12,728,820 ($16,728,820) on March 6, 2018, followed by *Hannibal* (1982), which sold for £10,565,000 ($13,411,211) on October 7, 2016 and *Portrait of A-One A.K.A. King* (1982), which sold for $11,500,000 on December 7, 2020. The year, vibrant color, composition, subject, scale and execution of the Painting make this work a desirable example by the artist.

Throughout his brief and glamorous career, the artist explored the experience of black identity in America, a topic still relevant today. As a young adult, Basquiat experimented with graffiti and tagging, and became well known by the moniker SAMO in the downtown art scene in New York City. By the time a profile of Basquiat, titled "New Art, New Money," was published in The New York Times Magazine in 1985, his position as one of the most influential artists of the decade had already been solidified.

In 1992, the Whitney Museum in New York held the first retrospective of the artist's work and many have been staged since, including a major survey at the Brooklyn Museum in 2005, at the Brandt Foundation in New York in 2019, as well as at the Foundation Louis Vuitton in Paris from 2018-2019. In 2018, the Brooklyn Museum also hosted a one-work show of *Untitled* (1982), which had sold in 2017 for a record price of $110,487,500. As of January 21, 2021, Jean-Michel Basquiat's auction records remain led by the aforementioned sale of *Untitled* (1982), followed by *Untitled* (1982), which sold for $57,285,000 in 2016 and *Dustheads* (1982), which sold for $48,843,750 in 2013.

Basquiat idolized Andy Warhol since his SAMO days, and had become one of the iconic Pop artist's closest friends. Warhol's untimely death in 1987 greatly disturbed the young artist, and in 1988 he was found dead of an overdose in his NoHo loft in downtown Manhattan.

Auction Results for Similar Works[2]



12M
9M
6M
3M
1985 1986 1987 1989 1990 1991 1992 1994 1995 1996 1998 1999 2000 2001 2003 2004 2005 2006 2008 2009 2010 2012 2013 2014 2015 2017 2018 2019 2020

Additional Photos


(BRACCO DI FERRO · INC©)X
LEFT ARM
F
59¢
(BONELESS)©
PER LB—



Important Disclosures

1. Historical appreciation rates reflect an implied annualized return for a given artwork based on its purchase and sale at auction, including purchase and sale commissions paid to the auction house. Historical appreciation rates are not comparable to, or intended to represent or be a proxy, for returns on Masterworks shares. Artist information is presented for illustrative purposes only and Masterworks does not own, securitize, purchase or sell works by all of such artists. Past performance is no guarantee of future results, and an investor can lose money.

2. The table and chart capture the historical data for selected auctions sales transactions, which are similar to the Painting. The set of similar sales comprise paintings by Jean-Michel Basquiat with the following criteria: works on wooden cross bar stretchers or on canvas, created between 1982 and 1984, that measure between 50 inches by 50 inches and 90 inches by 90 inches, that feature a complex composition with a large figure or anatomical subject matter, excluding skulls, triptychs and self portraits. Where the buyer's premium was unavailable due to the incomplete data, the prevailing buyer's premium at the time of sale was applied. The data was sourced from publicly available auction records and does not include private sales. Such data may be incomplete or inaccurate. Although the paintings in the comparables set have similar characteristics to the Painting, each individual painting is unique in terms of artistic content, coloring, condition, provenance and other factors. We, therefore, cannot make any determination or representation that any of the data set forth below is useful in determining the value of the Painting and you are urged not to place undue reliance on such data. For the purposes of the table, any sale that was conducted in a foreign currency has been converted to US Dollars at the prevailing exchange rate as of the applicable sale date. The realized prices comprised by this set of comparable transactions have increased at an estimated 19.1% CAGR implied from selected sales occurring from May 6, 1986 to December 7, 2020.